Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated July 8, 2024, is entered into by and between Edward Tilly (“Employee”) and Clear Street Management LLC, a Delaware limited liability company (the “Company”).

Company desires to employ Employee on a full-time basis, at-will, and Employee desires to accept such employment subject to the terms and conditions set forth in this Agreement; therefore, in consideration of the mutual agreements and covenants set forth herein, the parties agree as follows:

1.	Commencement Date. Employment with Company will commence on or around July 22, 2024 (the “Commencement Date”) contingent upon, if applicable, successful completion of the pre-employment check.

2.	Title and Duties: Location: Applicability of Terms.

2.1.

Employee will serve as President with the Company and will have duties and responsibilities typically associated with such title, together with such other duties and responsibilities consistent with the position as reasonably assigned to Employee from time to time by the Board of Directors of Clear Street Group Inc. (“CSG”). Employee may be assigned to perform services for wholly owned entities or affiliates of Company, and such assignment will be consistent with Employee’s title, duties, and responsibilities as mentioned above.

2.2.	Employee will be employed at Company’s offices in West Palm Beach, Florida, New York, New York, Chicago, Illinois or such other locations as the Company may reasonably designate.

2.3.

For the avoidance of doubt, the parties acknowledge their intention to renegotiate Employee’s agreement with the Company at such time as a new chief executive officer of CSG is hired by the Company and that Employee will cease to serve as President of the Company in connection with such hiring.

3.	Conduct During Employment.

3.

I. Employee shall comply fully with all policies and procedures of Company, or its relevant wholly owned entity or affiliate, in effect as the same now exist or may be hereafter implemented from time to time, including, but not limited to, all terms and conditions set forth in Company’s handbook, compliance manual and any other memoranda or communication applicable to Employee pertaining to policies, procedures, rules and regulations as the same may be in effect from time to time. Failure to comply with such policies and procedures shall be grounds for disciplinary action by Company, up to and including termination.

3.2.	Employee shall observe and comply with all applicable laws, rules, and regulations imposed by any governmental or self-regulatory organization as may be in effect from time to time.

150 Greenwich Street, 45th floor, New York, NY 10007

Clear Street Management LLC

3.3.

Employee shall not trade any Company strategies in Employee’s personal trading accounts and shall provide Company on a monthly basis with statements of all securities accounts in which Employee has a personal or financial interest (or otherwise controlled by Employee,’ including relatives residing with Employee or supported by Employee).

3.4.

Employee shall always remain loyal to Company, avoid conflicts of interest, and promptly inform Company of related business opportunities offered to Employee, whether in her/his capacity as an employee of Company or otherwise and whether offered to Employee as an individual or on behalf of Company, in the field of securities trading.

4.

Exclusivity. Employee ·shall: (i) devote Employee’s full business time, attention, skill and best efforts to the performance of Employee’s duties; (ii) not engage in or prepare to engage in any business activity as an individual or with any other person, firm, corporation or business other than on Company’s behalf, except with the express prior written consent of Company; (iii) not engage in any activity that could create a conflict of interest between Employee and Company or any of its affiliates and (iv) have no interest or affiliation directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of Company, except with the express prior written consent of Company; provided, however, Employee may own, directly or indirectly, solely as a passive investment, any securities if Employee (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does not, directly or indirectly, own three percent or more of any class of securities of such entity. The Company acknowledges that Employee is on the board of directors of the entities listed in Exhibit A and that Employee may continue to serve in such capacity, as long as such service does not exceed fourteen (14) calendar days per year and does not hinder Employee’s ability to perform his duties hereunder. Moreover, the Company acknowledges that Employee has non-board, non-controlling interest investments in the entities listed in Exhibit A.

5.	Compensation.

5.1.	Base Salary. The annual base salary to be paid to Employee in cash shall be $350,000, payable in equal semi-monthly installments per Company’s regular payroll practices.

5.2.

Performance Bonus. Employee shall be eligible to receive an annual discretionary performance bonus, payable in a manner consistent with Company’s practices and procedures (“Performance Bonus”). The amount of the Performance Bonus, if any, will be decided by Company in its sole discretion and will be paid not later than March 15 following the calendar year for which the Performance Bonus has been attributed, if at ,:ill. A Performance Bonus, if awarded, will be based on factors determined by Company, at its sole and absolute discretion, which may include, but are not limited to Employee’s performance and the performance of Company. In no event shall Employee earn or have any entitlement to a Performance Bonus until it is paid. Employee will not be eligible to receive any Performance Bonus if Employee’s employment has been terminated for any reason, if Employee provided notice of resignation, or if Employee received notice of termination before the Performance Bonus payment date. Notwithstanding the foregoing, if the Employee’s position changes in any manner, including but not limited to termination, prior to March 15 as a result of hiring of a new chief executive officer of CSG, Employee shall be entitled to receive, except if Employee was terminated for Cause, the Performance Bonus for the previous calendar year. Moreover, if the Employee is terminated as a result of the hiring of a new chief executive officer of CSG, Employee shall be entitled, except if Employee was terminated for Cause, to the pro rata share of the Performance Bonus for the calendar year in which the new chief executive officer was hired.

5.3.

Change of Control Bonus. In the event that the Company consummates a Change of Control (as defined below) while Employee remains employed by the Company in any capacity and Employee’s employment with the Company is terminated by the Company (other than for Cause) or by a successor in interest within six (6) months following the consummation of such Change of Control, Employee shall be paid a cash bonus in an amount equal to two times the sum of the cash base salary and any cash Performance Bonus paid to Employee with respect to the immediately preceding complete fiscal year. For these purposes, “Change of Control” means a change in ownership or control of CSG effected through any of the following transactions: (A) a merger, consolidation or other reorganization approved by CSG’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned CSG’s outstanding voting securities immediately prior to such transaction; (B) a stockholder-approved sale, transfer or other disposition of al I or substantially all of CSG’s assets in liquidation or dissolution of CSG; or (C) the acquisition, directly or indirectly by any person or related group of persons (other than CSG or a person that directly or indirectly controls, is controlled by, or is under common control with CSG, it being understood that this carve-out shall apply to, without limitation, affiliates of Uriel Cohen and/or Clear Street Holdings USVI Inc.), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of CSG’s outstanding securities.

5.4.

Restricted Stock Unit Award. Following the Commencement Date, subject to the approval of the Board of Directors of CSG and Employee’s execution of CSG’s standard-form Restricted Stock Unit Issuance Agreement, which will be executed digitally through Carta, the transfer agent and digital capitalization table management software used by CSG (the “Issuance Agreement”), Employee will be awarded 2,000,000 Restricted Stock Units of CSG (the “RSUs”) subject to the following: all of the RSUs (1) will be unvested as of the date of grant and shall time-vest over four years beginning on the grant date, assuming a 48-month pro rata vesting with 2.083% vesting on each monthly anniversary, in each case based on the grant date; and (2) will also be subject to a second vesting requirement tied to the occurrence of a liquidity event (referred to and defined as the “Liquidity Event Requirement” in the RSU Award Agreement). Notwithstanding anything in this Agreement to the contrary: (i) the RSUs will be issued to Employee subject to all of the provisions of the Issuance Agreement (with any conflicts with this Agreement being resolved in favor of the terms of the Issuance Agreement); and (ii) Employee will have no entitlement to receive the RSUs until (A) the grant of the RSUs have been approved by the Board of Directors of CSG; and (B) Employee and CSG have executed the Issuance Agreement. In the event that, following the six-month anniversary of the commencement of Employee’s employment with the Company, the Company consummates a Change of Control (as defined above) while Employee remains employed by the Company pursuant hereto in the capacity set forth herein and the buyer in such Change of Control either does not assume the RSU award contemplated by this Section 5.4 or terminates Employee’s employment with the Company (other than for Cause) within six (6) months following such Change of

Control, time-vesting of the RSUs awarded under this paragraph will immediately accelerate, such that the RSUs will be fully time-vested. In addition, if, prior to the termination of Employee’s employment with the Company, the Company hires a new chief executive officer for CSG, then the time-vesting of the RSUs awarded under this paragraph will immediately cease and the Employee shall forfeit all remaining unvested RSUs.

5.5.

Stock Option Award. Following the Commencement Date, subject to the approval of the Board of Directors of CSG and the Employee’s execution of CSG’s standard-form Stock Option Agreement and related documentation, which will be executed digitally through Carta, the transfer agent and digital capitalization table management software used by CSG (the “Option Agreement”), Employee will be awarded options to purchase 3,000,000 shares of Class A Common Stock of CSG (the “Options”) at a strike price of $8.35. All of the Options will be unvested as of the date of grant and shall time-vest over four years beginning on the grant date, assuming 48-month pro rata vesting with 2.083% vesting on each monthly anniversary, in each case, based on the grant date; and (2) will also be subject to a second vesting requirement tied to the occurrence of a liquidity event (as defined above). Notwithstanding the foregoing, if CSG’s Board of Directors determines, in reliance upon a third-party valuation, that the fair market value of such shares is greater than $8.35 per share at the time of the grant, the strike price shall be equal to the fair market value determined by such third-party valuation. Notwithstanding anything in this Agreement to the contrary: (i) the Options will be granted to Employee per all of the provisions of the Option Agreement (with any conflicts with this Agreement being resolved in favor of the terms of the Option Agreement); and (ii) Employee will have no entitlement to receive the Options until (A) the Board of Directors have approved the grant of the Options; and (B) Employee and CSG have executed the Option Agreement. In the event that, following the six-month anniversary of the commencement of Employee’s employment with the Company, the Company consummates a Change of Control (as defined above) while Employee remains employed by the Company pursuant hereto in the capacity set forth herein and the buyer in such Change of Control either does not assume the Option award contemplated by this Section 5.5 or terminates Employee’s employment with the Company (other than for Cause) within six (6) months following such Change of Control, time-vesting of the Options awarded under this paragraph will immediately accelerate, such that the Options will be fully time-vested. In addition, if, prior to the termination of Employee’s employment with the Company, the Company hires a new chief executive officer for CSG, then the time-vesting of the Options awarded under this paragraph will immediately cease and the Employee shall forfeit all remaining unvested Options.

5.6.

Termination for Cause. In addition to the terms of any RSUs or Options set forth in the grant documents relating to such awards, in the event that Employee’s employment with Company is terminated for Cause, all RSUs, Options and shares underlying such awards shall immediately and automatically be forfeited and Employee shall have no further rights with respect to such forfeited RSUs, Options and shares, regardless of whether and the extent to which any vesting requirement has been satisfied as of such termination. The Plan Administrator under Company’s stock incentive plan shall have sole discretion to determine whether termination was for Cause. For these purposes, “Cause” means (i) Employee’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Employee by the Board, which, if curable, is not cured within thirty days after Employee’s written receipt of notice thereof from the Company; (ii) Employee’s engagement in gross misconduct or gross negligence in the course of carrying out his duties that it is reasonable to expect would result in material economic or reputational harm to the Company; (iii) Employee’s conviction of or plea of guilty or nolo contendere to a felony or Employee’s commission of an intentional fraud or reckless misstatement or omission adversely affecting Company or its affiliates; (iv) Employee’s intentional breach of any securities, exchange or self-regulatory organization’s law, rule or regulation that materially injures the reputation, business or business relationships of Company or any of its affiliates; or (v) after the Board of Directors of CSG conducts an investigation, the Board of Directors of CSG reasonably concludes that the facts that led to Employee’s termination from CBOE Global Markets, Inc. (“CBOE”) were materially different from the information publicly disclosed by CBOE in September 2023 regarding Employee’s termination from CBOE.

5.7.	Taxes and Withholding. All compensation will be subject to customary withholding tax and other employment taxes and deductions as required by law.

6.

Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms shall mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A on the date of Employee’s “separation from service,” any payments or arrangements due upon a termination of Employee’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section l.409A- I (b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (a) the date which is six months after Employee’s “separation from service” for any reason other than death, or (b) the date of Employee’s death.

7.

Benefits. Employee benefits will be provided as specified in Company’s employee handbook; provided, that, as a senior executive of the Company, Employee shall be entitled to an unlimited number of vacation days; notwithstanding anything to the contrary herein or in the Company’s employee handbook, Employee will not be entitled to any payout for unused vacation days. In addition, Company shall reimburse Employee up to $15,000 per month for transportation and/or housing in the New York metropolitan area for as long as Employee remains employed by the Company.

7.1.

Attorney’s Fees. The Company shall reimburse Employee, promptly upon presentation of appropriate supporting documentation, for all reasonable attorney’s and other advisors’ fees incurred by Employee in connection with the negotiation and execution of this Agreement; provided, that the maximum reimbursement under this paragraph shall be $15,000.

8.	Business Expenses. Company shall reimburse Employee for all reasonable and necessary business expenses incurred by Employee in compliance with Company’s Travel and Expense Reimbursement Policy.

9.	Representations and Warranties. By signing this agreement, Employee warrants and represents the following:

9.1.	Employee has fully disclosed and believes he is free from all contractual obligations or other possible restrictions preventing Employee from entering into this Agreement.

9.2.

Employee shall not disclose to Company, or use for Company’s benefit, or induce Company to use, any trade secrets, proprietary information, confidential information, intellectual property, or other property that belongs to any former employer of Employee or any other third party.

10.

Regulatory Requirements. If applicable, Employee shall be required to meet and maintain certain registration and qualification requirements as established or determined by Company and/or as prescribed by applicable regulation from time to time. These registrations and qualifications must always be current, and failure to meet or maintain these registrations or qualifications may result in immediate suspension or termination. These registration and qualification requirements are subject to change at any time but currently may include: (i) registering as an Associated Person of Company and completing all required documentation including but not limited to: Form U-4, fingerprint cards, and background review releases; (ii) providing proof of prior experience and holding valid securities registrations required for Employee’s position; (iii) completing all compliance attestations including the authorization for the submission of outside brokerage statements to Company; (iv) attending Company in house education seminars as reasonably practicable; (v) successful completion of industry required continuing education; (vi) immediate notification of changes in address, financial status or any events that require amendments to Employee’s Form U-4; and (vii) compliance with all applicable rules, regulations, guidance and compliance and regulatory policies of the Securities and Exchange Commission, the Commodity Futures Trading Commission, and all other applicable (as may be determined by Company from time to time) self-regulatory organizations, including all required notifications to such entities.

11.

Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement. By executing this Agreement, Employee hereby confirms and agrees to comply with the provisions of the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement attached hereto as Exhibit B, which the parties entered contemporaneously herewith.

12.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute between Employee and Company which cannot be amicably settled and is a dispute that arises out of Company’s securities business activities shall be submitted for binding arbitration per the rules of FINRA. All other disputes that do not arise from Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although this shall in no way limit Company from obtaining immediate injunctive relief pursuant to the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against Company. Any party may commence arbitration by sending the other party(ies) a written demand for arbitration. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall equally share all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

13.	Termination.

13.1.

Employment -At-Will. Employee’s employment with Company is on an at-will basis, as defined by applicable law, meaning that Company will be free to terminate Employee’s employment at any time, with or without Cause, and that Employee will be free to resign from her/his employment with Company at any time subject to Employee’s prior notice as detailed in Section 13.3.

13.2.

Further Payment. Except as otherwise specified in Exhibit B, upon the termination of employment for any reason, no further payments by Company to Employee will be due other than accrued but unpaid base salary through the applicable date of termination and any other accrued benefits to which Employee may be entitled.

13.3.	Resignation Notice. Company requests that Employee provide at least 60 days prior written notice of resignation to Company. Vacation days shall not be counted towards days of prior notice.

14.	Indemnification; D&O Insurance.

14.1.

Indemnification. Employee and Company shall enter into an indemnification agreement that is in substantially the same form as the indemnification agreements executed by the Company’s Chief Executive Officer and members of the Board of Directors of CSG.

14.2.

D&O Insurance. A directors’ and officers’ liability insurance policy or policies (or similar tail coverage) shall be kept in place, during the Term and thereafter until the sixth anniversary of Employee’s separation from employment with the Company, providing coverage to Employee that is no less favorable to Employee in any respect than the coverage then being provided by the Company to any other current or former director or officer of the Company.

15.	Miscellaneous Provisions.

15.1.

Taxes. Company may withhold from any payments made under this Agreement amounts as shall be required by law, as reasonably determined by Company. Employee acknowledges and represents that Company has not provided any tax advice in connection with this Agreement and that Employee has been advised by Company to seek tax advice from Employee’s own tax advisors regarding this Agreement and payments and benefits that may be made to Employee pursuant to this Agreement.

15.2.

Non-Disclosure. Employee agrees to keep the contents, terms, and conditions of this Agreement confidential; provided, however, that Employee may disclose this Agreement to Employee’s spouse, attorneys, and accountants, or pursuant to subpoena or court order, or as otherwise allowed or required by law, in each case after notifying such person of the restrictions in this Section. Any breach of this non-disclosure paragraph is a material breach of this Agreement.

15.3.

Entire Agreement. This Agreement, together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement), forms the complete and exclusive statement of the terms and conditions of Employee’s employment with Company. It supersedes any other representations or promises made to Employee by anyone, whether oral or written, and it can only be modified in a written agreement signed by an authorized officer of Company.

15.4.

Notices. All notices and other communications required or permitted under this Agreement shall be delivered personally, via electronic mail, via certified or registered mail (return receipt requested), or next day express mail or overnight, nationally recognized courier service (postage prepaid with proof of receipt). Any such notice shall be deemed given (i) when delivered if delivered personally or via electronic mail, (ii) the day after deposit with the express or courier service when sent by next day express mail or overnight courier, or (iii) three (3) days after deposit with the postal service when sent by certified or registered mail.

15.5.

Waiver of Jury Trial. It is mutually agreed by and between Company and Employee that, to the maximum extent permissible under applicable law, they shall, and they hereby do, waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of, or in any way connected with, this Agreement and Employee’s employment with Company.

15.6.

Assignment: Benefit. Company shall have the right to assign this Agreement and all or any part of its rights and obligations under this Agreement to any subsidiary, holding company, or affiliate of Company or any surviving entity following any merger, reorganization, or consolidation of any of those entities with any entity other than Company. This Agreement is personal and may not be assigned by Employee; provided, however, that if Employee dies, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or another designee, or if there be no such designee, to Employee’s estate.

15.7.

Survival. The provisions of this Agreement, together with its exhibits (including the Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement), shall survive any termination of Employee’s employment to the extent necessary to give effect thereto.

15.8.	Amendments and Modification. Modifications and amendments to the terms of this Agreement may be made from time to time, subject to a written agreement between Employee and Company.

15.9.

Inconsistencies. In the event of any contradiction between any provision of this Agreement and any provision of any Company handbook or policy, the provisions of this Agreement shall control, unless Employee and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

15.10.

Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be considered in the construction or interpretation of this Agreement.

15.11.

Severability. If any provision of this Agreement is, or is held to be, inconsistent with or unenforceable under any law or regulation, such provision shall be deemed rescinded or modified in accordance with such law or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

15.12.

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be made by actual or electronic signature in conformity with the U.S. federal ESIGN Act of 2000 (e.g., Adobe Sign, DocuSign, HelloSign), which shall be accepted as if they were original execution signatures. The parties further agree that an electronic signature on any contract, certificate, or other document delivered to the other party shall constitute a true and original signature of the party delivering the electronic signature.

15.13.

Non-Waiver. The failure of either party, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under applicable law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. Any waiver by Company or by Employee must be in writing.

15.14.

Independent Legal Advice. By signing below, Employee expressly acknowledges that Employee has had the opportunity to obtain independent legal advice about this Agreement prior to execution. To the extent that Employee failed to obtain independent legal advice, Employee acknowledges that such failure will not be used as a defense to the enforcement of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered into this Employment Agreement effective as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Christopher Pento	By:	/s/ Edward Tilly
	Name: Christopher Pento Title: Officer Date: July 8, 2024		Name: Edward Tilly Date: July 8, 2024

Exhibit A

Board of Directors Positions:

Erie Street Growth Partners

The Pepper Companies

Non-Board, Non-Controlling Interest Investments:

Options Circle

100’s

M31 Capital

Exhibit B

PROPRIETARY INFORMATION, ASSIGNMENT OF INVENTIONS, NON-COMPETITION,

NON-SOLICITATION AND NON-DISPARAGEMENT AGREEMENT

This Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement (“Agreement”), dated July 8, 2024, by and between Clear Street Management LLC, a Delaware limited liability company (the “Company”) and Edward Tilly (the “Employee”).

Terms not defined herein shall have the meaning ascribed to them in the Employment Agreement to which this Exhibit is attached (“Employment Agreement”). For purposes of any undertaking of Employee toward Company herein, the term “Company” shall include any parent company, subsidiaries, and affiliates of Company.

In consideration and as a condition of Employee’s employment with Company, the parties hereto agree as follows:

I.	Proprietary Information.

1.1.

Recognition of Company’s Rights. Employee acknowledges that Employee’s employment with Company creates a relationship of confidence and trust between Employee and Company with respect to Proprietary Information (as defined below) of Company, its subsidiaries, its affiliates, its existing or potential investors or its customers which may be learned by Employee during the period of Employee’s employment with Company. Accordingly, Employee acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of Company or of any such entity Company otherwise determines and Employee hereby assigns to Company any rights Employee may have or acquire in such Proprietary Information and all patents, copyrights, trade secret rights and other rights.

1.2.

Non-disclosure; Protection of Proprietary Information. At all times, both during Employee’s employment with Company and after the termination of employment with Company, Employee will safeguard and keep in the strictest confidence and trust and will not use, disclose, or publish any Proprietary Information or anything relating to it to any unauthorized person or otherwise without the prior written consent of Company. Employee will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information and will take care to maintain at Employee’s desk only such Proprietary Information as Employee has a current “need to know” in the furtherance of Company’s businesses and shall take care to shield Proprietary Information from other Company personnel who do not have a “need to know” such information. Employee may not store any Company data, including but not limited to Proprietary Information, on any electronic storage device or service that is not owned by Company without the prior written consent of Company. Employee may not remove any Company data, including, but not limited to Proprietary Information, from the premises of Company without prior consent of Company. Nothing in this Section I shall prevent Employee from utilizing Employee’s professional skill and expertise in any future employment or association, provided such utilization does not involve unauthorized use or disclosure of Proprietary Information as detailed herein or violate the provisions of Section 3 below.

1.3.

“Proprietary Information” is any confidential and/or proprietary knowledge, data, trade secret or information of Company, its affiliates, parents, and subsidiaries, whether having existed, now existing, or to be developed during the term of Employee’s employment with Company. By way of illustration but not limitation, Proprietary Information includes: operations, systems, services, personnel, financial affairs, clients, and counterparties; investment, marketing and trading philosophies, techniques and performance; existing and planned or prospective business development programs, proposals, projects, and plans; trading systems or programs; trading positions and strategies; trading indicators, mathematical approaches, computational algorithms, parameter settings and configurations used to obtain price predictions; trading styles and/or investment strategies; specific assumptions and approximations for estimating the expected return for a given order and simulating order execution; identities and names of existing or potential traders, or existing or potential investors; metrics used for performance analysis and real-time-monitoring of individual sub-strategies, including metrics that create accurate “back-testing” engines; specific portfolio optimization methodology used in running the strategy, including specific design, logic, and software architecture used for fitting models, generating price predictions, translating price predictions into trading decisions, trading strategy back-testing, performance monitoring and analysis; algorithms and approaches used to generate indicators based on exchange book information and combination of different books coming from different trading venues; computer hardware and systems, computer programs, software, software designs and documentations, codes, schematics, know-how and data; strategies, practices, or techniques for market-making, agency trading, order crossing, or customer execution developed or engaged in by Company or an affiliate thereof; any information relating to the personal affairs or business activities of the partners, managers, members, owners, employees, consultants, suppliers, officers, directors, and investors of Company or its affiliates; all forms, contracts, agreements (including this Agreement), literature or other documents designed, developed or written by, for, with or on behalf of Company or its affiliates; Inventions (as defined below), and any other confidential or proprietary information of Company, its affiliates, its investors or clients which Employee has been, or may be exposed to, or has learned or may learn of from time to time in connection with or as a result of Employee’s capacity as an Employee of Company.

1.4.

Permitted Disclosures. Notwithstanding the foregoing, Employee may disclose Proprietary Information (I) to the extent required by law or pursuant to subpoenas or other court order or legal process (provided that Employee must apprise Company of the subpoena, court order, or legal process immediately upon learning of the same and give Company a reasonable opportunity to limit the scope of such required disclosure); (2) to the extent such disclosure is explicitly approved in writing by Company; or (3) in furtherance of Employee’s professional duties for Company. In addition, Employee acknowledges that nothing in this Agreement prohibits Employee from reporting to any governmental authority information concerning possible violations of law or regulation and that Employee may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided Employee does so in compliance with 18 U.S.C. § 1833. Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this agreement prohibits Employee from disclosing or discussing Employee’s or other employees’ compensation or working conditions with other employees or with third parties who are not future employers or competitors of Company, or other information governed by the provisions of applicable state law or the National Labor Relations Act.

1.5.

Third-Party Information. Employee acknowledges that Company has received, and in the future will receive, from Company’s affiliates and subsidiaries and from third parties confidential and/or proprietary knowledge, data, or information (“Third Party Information”). During Employee’s employment with Company and thereafter, Employee shall hold the Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work with Company) or use, except in connection with Employee’s employment with Company, the Third-Party Information unless expressly authorized by an officer of Company or as otherwise required by law.

1.6.

Return of Property. In the event of the termination of Employee’s employment with Company for any reason, Employee shall immediately return to Company all documents, records, apparatus, equipment, and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to Employee by Company, or furnished to Employee by any affiliate or subsidiary of Company or produced by Employee or others in connection with Employee’s employment. If requested by Company, Employee shall provide written confirmation that all such property has been delivered to Company as provided herein.

1.7.

Duty to Report. Employee further agrees that Employee shall report immediately to Company’s Chief Executive Officer (i) any unauthorized disclosures, revelations, or uses of any Proprietary Information by any person or employee of Company, and (ii) any requests made to Employee that Employee disclose, reveal, or misuse any Proprietary Information.

1.8.

Term of Proprietary Information Undertaking. Subject to the foregoing, Employee acknowledges and agrees that Proprietary Information and Third-Party Information is never to be used or disclosed by Employee other than as expressly permitted in this Agreement and that this undertaking shall not be limited in time. Company understands, however, that under the laws of certain states, restrictions on the use or disclosure of Proprietary Information must be of a finite duration. Accordingly, Employee agrees that, should the law of such a state be applied to this Agreement, the restrictions on the use or disclosure of Proprietary Information that is not a trade secret (the restriction on the use or disclosure of which shall be unlimited by time) shall apply for a period of five (5) years after his/her employment with Company ends, which Employee acknowledges is reasonable under the circumstances at the time of execution of this Agreement.

2.	Ownership of Inventions.

2.1.

Assignment and Ownership of Inventions. Employee agrees that all Inventions (as defined below) which Employee makes, conceives, develops, reduces to practice or otherwise creates (in whole or in part, either as an individual or jointly with others) during Employee’s employment with Company shall be the sole property of Company, or any other entity to which Company assigns such Inventions, to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire.” Company shall be the sole owner of all patents, copyrights, trademarks, trade secret rights, and other intellectual property rights and other rights in connection therewith. To the extent any such Inventions are not considered “works made for hire” or otherwise the exclusive intellectual property of Company, Employee hereby assigns to Company any rights, title, and interest Employee may have or may acquire in such Inventions and all proprietary rights with respect thereto. In addition, Employee hereby waives any “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications, or limitation on subsequent modifications that Employee may have in respect of any Inventions.

2.2.

Designation. Employee agrees to perform, during and after the employment term, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to employment with Company, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by Employee.

2.3.

“Inventions” means all inventions, developments, concepts, ideas, discoveries, improvements, formulas, works of authorship, designs, trade secrets, technical specifications and technical data, processes, computer programs and software (including without limitation source code and object code), software designs and documentation, algorithms, techniques, schematics, know-how, and show-how, whether or not patentable, made, conceived, developed, reduced to practice, or otherwise created by Employee, either alone or jointly with others, during Employee’s employment with Company.

2.4.

Unassigned or Non-assignable Inventions. Employee recognizes that this Agreement will not be deemed to require assignment of any invention that Employee developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities, trade secrets, or’ Proprietary information, except for those inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by Employee for Company or training received by Employee from Company.

2.5.

Prior Inventions. The following is a complete list of all inventions or improvements created prior to the date of this Agreement to which Employee claims ownership and/or that Employee desires to remove from the operation of this Agreement, and Employee represents and warrants that such list is complete: None.

3.	Non-Competition.

3.1.

Acknowledgment. Employee acknowledges and agrees that Company is engaged in a highly competitive business and that by virtue of Employee’s position, association, and responsibilities with Company and Employee’s access to Proprietary Information, engaging in any business which is competitive with Company will cause it great and irreparable harm.

3.2.

Non-Compete Undertaking. Therefore, Employee hereby agrees that, so long as Employee is employed by Company and for the period of two (2) years after the termination of employment with Company for any reason, whether voluntarily or involuntarily, (the “Non-Compete Period”), Employee shall not, directly or indirectly, participate in, engage in or prepare to engage in any Competitive Business Activity (as defined below), whether as an individual, employee, consultant, contractor, officer, director, shareholder, partner, member, joint venturer, representative, agent, equity owner, or in any other capacity.

3.3.

“Competitive Business Activity” shall mean (i) activity that is similar in nature to the services Employee provided to Company during the last two years preceding the termination of Employee’s employment with Company; (ii) activity which utilizes Proprietary Information Employee acquired during employment with Company; (iii) controlling (by contract, equity ownership or otherwise), investing in (except as the owner of up to three percent of the securities of any given entity), providing other financial support to participating in, engaging in or consulting for any person or company in any: clearing business, clearing broker dealer, clearing and reporting technology development, stock loan business, client-agency execution services, principal execution services, and prime brokerage services.

3.4.

Notice to Company. If Employee accepts any employment or begins a business association or business activity during the Non-Compete Period with any entity, Employee shall promptly advise Company prior to the commencement of such subsequent employment or association.

3.5.

Non-Compete Payments. Company will pay Employee the equivalent of Employee’s base salary on a semi-monthly basis during any period in the Non-Compete Period which Employee is unemployed as a result of the covenant not to compete following the termination of Employee’s employment with Company (the “Non-Compete Payments”). If, for any, reason it deems appropriate, Company determines, in its sole discretion, to shotten or forgo the Non-Compete Period, Company will cease making the Non-Compete Payments at such time and will cease to be obligated to make such payments and will release Employee from the obligations set forth in this Section 3.

3.6.

Assumption of Risk. Employee understands that without the representations and warranties contained in this Section, Company would be required to assume additional risk that would otherwise be reflected in the base salary and/or other payments paid to Employee during Employee’s employment with Company.

4.

Non -Solicitation and No Hire. Employee acknowledges and agrees that so long as Employee is employed by Company and for twenty-four (24) months thereafter, Employee shall not, either individually or on behalf of any other person or entity, directly or indirectly: (1) employ, solicit, induce, hire, offer to hire, or otherwise interfere with the employment or association of any current or former (within the prior twenty-four (24) months) director, member, officer, contractor, or employee of Company or its affiliates, or (2) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) client or customer, company investor, consultant, or supplier to alter, limit or end its business dealings or relationship with Company or any of its affiliates; or (3) induce, or attempt to induce, any current or former (within the prior twenty-four (24) months) consultant or supplier of Company to alter their relationship with, or to cease providing services for, Company or any of its affiliates.

5.

Non-Disparagement. Employee hereby agrees that during the course of employment and following the termination of employment with Company for any reason, Employee shall not publish or make any negative or critical statement, whether written or oral, which is likely to adversely affect or otherwise malign the business or reputation of Company or any of its affiliates, any of their respective members, officers, directors or employees, or third parties with whom Company conducts business.

6.

Remedies. Employee agrees and acknowledges that the foregoing restrictions and the duration thereof as set forth in this Agreement are reasonable and necessary for the protection of the Proprietary Information, business, and goodwill of Company and its affiliates. In the event that Employee shall breach any of the provisions of this Agreement, in addition to and without limiting or waiving any other remedies available to Company, at law or in equity, Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Agreement. Recognizing the severity of the harm which could accrue to Company or its affiliates, Employee agrees that monetary damages alone would not sufficiently protect Company or its affiliates, and thus Employee will not oppose injunctive relief on that basis.

7.

Enforcement. Employee consents to Company’s enforcement of the provisions of this Agreement on behalf of Company’s managers, members, officers, or partners, and those of its affiliates. Employee hereby expressly waives any objection Employee may have to the standing or capacity of Company to enforce the provisions of this Agreement.

8.

Reasonableness of Restrictions. Employee acknowledges that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. Employee represents and agrees that Employee is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and its restrictions. If a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties hereto agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law.

9.

Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law principles. Any dispute between Employee and Company which cannot be amicably settled and is a dispute that arises out of Company’s securities business activities shall be submitted for binding arbitration in accordance with the rules of FINRA. All other disputes that do not arise from Company’s securities business activities shall be submitted for binding arbitration administered by the American Arbitration Association (AAA), unless the dispute is required to be submitted to FINRA. Arbitration shall be the exclusive dispute resolution process, although, this shall in no way limit Company from obtaining immediate injunctive relief pursuant to the Proprietary

Information, Assignment of Inventions, Non-Competition, Non-Solicitation, and Non-Disparagement Agreement. Nor does this Section limit Employee’s ability to file any regulatory charge against Company. Any party may commence arbitration by sending the other part(ies) a written demand for arbitration. Such demand shall set forth the nature of the matter to be resolved by arbitration. The parties shall equally share all costs of arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof.

10.

Survival. The provisions of this Agreement shall survive the termination of Employee’s employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or their assignee.

11.	Modifications. No modifications or amendments to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties.

12.

Assignment. Company may assign this Agreement without further notice to Employee, and it shall inure to the benefit of and be binding upon the successors and assigns of Company. Employee may not assign this Agreement.

[EXHIBIT B SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have entered this Proprietary Information, Assignment of Inventions, Non-Competition, Non-Solicitation and Non-Disparagement Agreement as of the date first written above.

CLEAR STREET MANAGEMENT LLC		EMPLOYEE:

By:	/s/ Christopher Pento	By:	/s/ Edward Tilly
	Name: Christopher Pento Title: Officer Date: July 8, 2024		Name: Edward Tilly Date: July 8, 2024

[Signature page to Exhibit B to Employment Agreement]